UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2021

PARKER-HANNIFIN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	1-4982	34-0451060
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6035 Parkland Boulevard, Cleveland, Ohio		44124-4141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 896-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Shares, $.50 par value	PH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 27, 2021, Parker-Hannifin Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the lenders party thereto and KeyBank National Association, as administrative agent. The Credit Agreement provides for a senior unsecured delayed-draw term loan facility in an aggregate principal amount of $2.0 billion (the “Term Loan Facility”). The proceeds of the Term Loan Facility, if drawn, will be used solely by the Company to finance a portion of the consideration in its proposed acquisition of all outstanding capital stock of Meggitt plc (the “Acquisition”), as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2021 (the “Meggitt Current Report”). The Term Loan facility will reduce the commitments made by lenders under the Bridge Credit Facility, as defined and described in the Meggitt Current Report.

Commitments under the Term Loan Facility (“Commitments”) will terminate on the first to occur of (i) the date on which the Acquisition is consummated, (ii) the valid termination of the Company’s or any of its subsidiaries’ obligations to consummate the Acquisition and (iii) February 2, 2023 (as such date may be extended in certain circumstances). The Term Loan Facility is unsecured and is not guaranteed by any subsidiary of the Company.

Borrowings under the Term Loan Facility will mature on the three-year anniversary of the funding of such Term Loan Facility, and will bear interest, at the option of the Company, at either the Base Rate (determined in accordance with the Credit Agreement) or the LIBOR Fixed Rate (determined in accordance with the Credit Agreement), in each case plus a per annum applicable rate that fluctuates between 0.0 basis points and 62.5 basis points, in the case of borrowings priced at the Base Rate, and between 100.0 basis points and 162.5 basis points, in the case of borrowings priced at the LIBOR Fixed Rate, based upon the long-term unsecured senior, non-credit enhanced debt ratings of the Company by Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, subject to certain provisions taking into account potential differences in ratings issued by the relevant ratings agencies or a lack of ratings issued by such ratings agencies (the “Ratings”). The Company will be required to pay a ticking fee, which will accrue at a per annum rate that fluctuates between 9.0 basis points and 20.0 basis points based on the Ratings, on the actual daily amount of the undrawn aggregate Commitments, accruing during the period commencing October 26, 2021, and ending upon termination or expiration of the Commitments.

The Credit Agreement contains certain customary representations and warranties, affirmative and negative covenants, and events of default. Negative covenants include, among others, limitations on the incurrence of liens by the Company and its subsidiaries. In addition, commencing on the last day of the second full fiscal quarter occurring after the funding of the Term Loan Facility, at any time that the Company is not able to maintain certain specified Ratings, the Company may not permit its Debt to Capitalization Ratio (as defined in the Credit Agreement) to exceed 0.65 to 1.00 (as of the last day of any fiscal quarter). If any of the events of default occur and are not cured within applicable grace periods or waived, any unpaid amounts under the Credit Agreement may be declared immediately due and payable.

The foregoing summary of the Credit Agreement is subject to, and qualified in its entirety by, the text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

As of August 27, 2021, the Company has not borrowed any funds under the Term Loan Facility.

Certain of the banks and financial institutions that are parties to the Credit Agreement and their respective affiliates are lenders under the Bridge Credit Facility and have in the past provided, are currently providing and in the future may continue to provide other investment banking, commercial banking and other financial services to Parker and its subsidiaries in the ordinary course of business for which they have received and will receive customary compensation. In the ordinary course of business, such banks and financial institutions and their respective affiliates may participate in loans and actively trade the equity securities of the Company for their own account or for the accounts of customers and, accordingly, such banks and financial institutions and their respective affiliates may at any time hold long or short positions in such securities.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Agreement set forth in Item 1.01 above, and the related Exhibit 10.1, are hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Term Loan Agreement, dated August 27, 2021, by and among Parker-Hannifin Corporation, KeyBank National Association, as administrative agent, and the lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PARKER-HANNIFIN CORPORATION

By:	/s/ Joseph R. Leonti

Name: Joseph R. Leonti
Title: Vice President, General Counsel and Secretary

Date: August 27, 2021